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                    [LETTERHEAD OF GOLDMAN, SACHS & CO.]

PERSONAL AND CONFIDENTIAL


October 6, 1997


Board of Directors
GB Bancorporation
4320 La Jolla Village Drive
Suite 355
San Diego, CA 92122

Re: Proxy Statement-Prospectus of GB Bancorporation

Gentlemen:

Reference is made to our opinion letter dated the date of the above mentioned Proxy Statement-Prospectus with respect to the fairness to the holders of the outstanding shares of Common Stock, no par value, of GB Bancorporation (formerly, Bancomer Holding Company) (the "Company") of the Exchange Ratio (as defined in the opinion letter) in the proposed merger (the "Merger") of the Company with Zions Bancorporation ("Zions") pursuant to the Agreement and Plan of Merger dated as of July 3, 1997 by and between the Company and Zions.

The foregoing opinion letter is provided for the information and assistance of the Board of Directors of GB Bancorporation in connection with its consideration of the transaction contemplated therein and is not to be used, circulated, quoted or otherwise referred to for any other purpose, nor is it to be filed with, included in or referred to in whole or in part in any registration statement, proxy statement, prospectus or any other document, except in accordance with our prior written consent. We understand that the Company has determined to include our opinion in the Proxy Statement-Prospectus related to the Merger.

In that regard, we hereby consent to the reference to the opinion of our Firm under the captions "Summary - The Merger - OPINION OF FINANCIAL ADVISOR", "The Merger - Background of the Merger", "The Merger - Reasons for the Merger; Recommendation of the Boards of Directors - GB" and "The Merger - Opinion of Financial Advisor" in the above-mentioned Proxy Statement-Prospectus.
In providing such consent, except as may be required by the federal securities laws, we do not intend that any person other than the Board of Directors rely upon such opinion and we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended.

Very truly yours,


/s/ Goldman, Sachs & Co.
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(GOLDMAN, SACHS & CO.)